Supplement No. 1 (To Prospectus dated August 29, 2014)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-197913

WESTMORELAND COAL COMPANY

WESTMORELAND PARTNERS

Offer to Exchange

All outstanding $424,000,000 of 10.75% Senior Secured Notes due 2018

(CUSIP Nos. 960887 AD9 and U96068 AC2)

for $424,000,000 of new 10.75% Senior Secured Notes due 2018

that have been registered under the Securities Act of 1933

This prospectus supplement (the “Prospectus Supplement”) supplements our prospectus dated August 29, 2014 (the “Prospectus”), which Prospectus is incorporated by reference herein, relating to our offer to exchange (the “Exchange Offer”) our outstanding restricted 10.75% Senior Secured Notes due 2018, in the aggregate principal amount of $424,000,000 (the “Restricted Notes”), for up to $424,000,000 of our new 10.75% Senior Secured Notes due 2018 (the “Exchange Notes”), which will be registered under the Securities Act of 1933, as amended.

We have $424,000,000 in aggregate principal amount of Restricted Notes outstanding, and we are offering to exchange all such Restricted Notes in the Exchange Offer. Each reference in the Prospectus to “$425,000,000” or “$425 million” is hereby deleted and replaced with “$424,000,000” or “$424 million,” respectively.

Except as specifically amended by this Prospectus Supplement, the terms and conditions previously set forth in the Prospectus remain in full force and effect, and are applicable in all respects to the Exchange Offer. You should read this Prospectus Supplement carefully in conjunction with the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto. The Prospectus Supplement may not be delivered or utilized without the Prospectus.

You should carefully consider the risk factors beginning on page 12 of the Prospectus before participating in the Exchange Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated September 4, 2014